Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Record Earnings as Diluted Earnings Per Share from Continuing Operations Increased 25 Percent in the 2004 Third Quarter; Revenues Grew 17 Percent and Operating Margins Improve to 17.3 Percent in the Third Quarter

        GLENVIEW, ILLINOIS—(October 19, 2004)—Illinois Tool Works Inc. (NYSE:ITW) today reported record earnings as diluted income per share from continuing operations increased 25 percent in the 2004 third quarter. Income from continuing operations in the third quarter was $330.1 million, or $1.09 per diluted share, versus $269.8 million, or 87 cents per diluted share, for the year earlier period. For the third consecutive quarter, the Company posted double digit operating performance and improved operating margins. Revenues grew 17 percent, operating income increased 20 percent and operating margins of 17.3 percent were 40 basis points higher than the year ago period.

        The ongoing improvement in the Company’s results reflected continued strength in North American and international end markets. As a result, total Company base revenues grew 9.3 percent in the third quarter compared with a base revenue increase of 8.4 percent in the 2004 second quarter.

        For the 2004 third quarter, revenues were $2.967 billion compared with $2.532 billion for the year earlier period. Third quarter operating income improved to $512.2 million from $426.7 million in the prior year period. While the Company’s overall operating margins were 40 basis points higher than a year ago, the timing and impact of price pass throughs for higher raw material costs in the quarter helped increase revenues but were decremental to variable margins for many North American business units.

        For the 2004 nine month period, diluted income per share from continuing operations increased 31 percent to $980.4 million, or $3.19 per diluted share, from $753.3 million, or $2.44 per diluted share in the year earlier period. Revenues grew 17 percent to $8.680 billion from $7.410 billion and operating income increased 27 percent to $1.521 billion from $1.202 billion. Operating margins improved 130 basis points to 17.5 percent for the nine month period.

        The Company’s free operating cash flow continued to be strong in the most recent quarter at $403.3 million. This free cash flow was used in part to complete three acquisitions in the third quarter, representing $78 million of acquired revenues. For the year, the Company has acquired 21 companies which account for $493 million of revenues on a full-year basis. In addition, the Company’s strong cash position resulted in the continuation of a share repurchase program announced earlier this year. As of September 30, 2004, the Company has spent $1.2 billion to repurchase 13.3 million shares.

        “Our strong financial results in the third quarter continue to underscore consistent customer demand in a number of North American and international end markets,” said W. James Farrell, Chairman and Chief Executive Officer. “The growth of our base revenues, our active acquisition program and our 80/20 discipline gives us optimism for the fourth quarter and beyond.”

        Segment highlights for the 2004 third quarter include:

        North American Engineered Products third quarter revenues grew 10 percent largely as a result of base revenue growth from the industrial, construction and automotive business units. Operating income also increased 10 percent as base income growth from the industrial business units was offset by the timing of price pass throughs for raw materials for the construction and automotive units. As a result, third quarter operating margins of 16.8 percent were 10 basis points lower than the year earlier period. For the nine month period, revenues and operating income grew 8 percent and 14 percent, respectively, and operating margins of 17.1 percent were 80 basis points higher than the prior year period.

        International Engineered Products third quarter revenues grew 34 percent principally due to contributions from acquisitions, base revenues and currency translation. In particular, base revenues increased as a result of growth from the construction, automotive and industrial business units. Operating income increased 50 percent largely due to base revenue gains from the already mentioned business units as well as contributions from acquisitions and currency translation. Operating margins in the third quarter of 15.4 percent were 160 basis points higher than a year ago. For the nine month period, revenues and operating income increased 33 percent and 49 percent, respectively, and operating margins of 14.6 percent were 160 basis points higher than the year ago period.

        North American Specialty Systems third quarter revenues increased 15 percent largely as a result of base revenue growth from the welding and industrial packaging business units. Operating income increased 11 percent as growth from the welding and industrial packaging units were mitigated by the timing of raw material pricing pass throughs for a number of businesses. As a result, operating margins of 17.4 percent were 60 basis points lower than the year ago period. For the nine month period, revenues grew 16 percent and operating income increased 24 percent. Operating margins of 17.5 percent were 110 basis points higher than the prior year period.

        International Specialty Systems third quarter revenues increased 19 percent primarily due to currency translation and acquisitions. Base revenues also contributed to growth largely due to the industrial packaging business units. Operating income grew 53 percent mainly as a result of lower restructuring costs, improved performance from the industrial packaging business units and currency translation. As a result, third quarter operating margins of 13.7 percent were 310 basis points higher than the year ago period. For the nine month period, revenues increased 21 percent and operating income grew 51 percent. Operating margins of 13.1 percent were 260 basis points higher than a year ago.

        Leasing and Investments third quarter operating income of $20.2 million was 18 percent below the year earlier period. This decline was largely due to higher income realized from the venture capital fund and the sale of properties in the 2003 third quarter.

        Looking ahead, the Company remains optimistic about its earnings prospects due to existing and prospective conditions in North American and international end markets. In addition, the Company is expecting its effective tax rate will be 30 percent in the fourth quarter, resulting in a full-year tax rate of 33 percent. As a result, for the 2004 fourth quarter, the Company is forecasting an earnings range of $1.16 to $1.22. For the full year, the Company is forecasting an earnings range of $4.34 to $4.42. The mid-points of the 2004 fourth quarter and full-year ranges would represent earnings growth from the prior year of 28 percent and 30 percent, respectively.

        This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions and base business and future tax rate expectations for the fourth quarter and full year and the Company’s related earnings forecasts. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for 2004 Second Quarter.

        ITW is a $10 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 625 decentralized operations in 44 countries and employs some 47,500 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

STATEMENT OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Operating Revenues	$2,967,168	$2,531,885	$8,679,788	$7,409,665
Cost of revenues	1,934,831	1,634,056	5,614,977	4,807,248
Selling, administrative, and R&D expenses	509,482	466,335	1,495,703	1,381,700
Amortization and impairment of goodwill & other intangibles	10,617	4,818	47,692	18,975

Operating Income	512,238	426,676	1,521,416	1,201,742
Interest expense	(18,512)	(16,126)	(53,385)	(52,686)
Other income	6,325	4,526	17,495	9,849

Income From Continuing Operations Before Income Taxes	500,051	415,076	1,485,526	1,158,905
Income taxes	170,000	145,300	505,100	405,600

Income From Continuing Operations	330,051	269,776	980,426	753,305
Income (Loss) From Discontinued Operations	--	(874)	171	(12,922)

Net Income	$330,051	$268,902	$980,597	$740,383

Income Per Share from Continuing Operations:
Basic	$1.10	$0.88	$3.21	$2.45
Diluted	$1.09	$0.87	$3.19	$2.44
Income (Loss) Per Share from Discontinued Operations:
Basic	$0.00	$0.00	$0.00	($0.04)
Diluted	$0.00	$0.00	$0.00	($0.04)
Net Income Per Share:
Basic	$1.10	$0.88	$3.21	$2.41
Diluted	$1.09	$0.87	$3.19	$2.40
Shares outstanding during the period :
Average	301,390	307,142	305,222	306,863
Average assuming dilution	303,966	308,996	307,657	308,316

ESTIMATED FREE OPERATING CASH FLOW

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net cash provided by operating activities	$452,084	$395,032	$1,148,602	$888,532
Plus: Proceeds from investments	18,837	15,619	57,289	38,660
Less: Additions to PP&E	(67,670)	(60,818)	(197,442)	(182,956)

Free operating cash flow	$403,251	$349,833	$1,008,449	$744,236

ILLINOIS TOOL WORKS INC.
(In thousands)

STATEMENT OF FINANCIAL POSITION

	September 30, 2004	June 30, 2004	December 31, 2003
ASSETS
Cash & equivalents	$930,283	$1,537,208	$1,684,483
Trade receivables	1,983,649	1,979,770	1,721,186
Inventories	1,142,532	1,098,222	991,979
Deferred income taxes	231,132	222,213	217,638
Prepaids and other current assets	128,976	161,321	167,916

Total current assets	4,416,572	4,998,734	4,783,202

Net plant & equipment	1,807,923	1,791,330	1,728,638
Investments	900,346	893,052	832,358
Goodwill	2,686,803	2,718,192	2,511,281
Intangible assets	389,108	321,743	287,582
Deferred income taxes	403,929	366,446	370,737
Other assets	793,292	760,912	679,523

	$11,397,973	$11,850,409	$11,193,321

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$97,067	$59,962	$56,094
Accounts payable	540,071	550,076	481,407
Accrued expenses	914,104	881,729	870,950
Cash dividends payable	83,034	73,571	73,948
Income taxes payable	372,857	224,477	6,504

Total current liabilities	2,007,133	1,789,815	1,488,903

Long-term debt	924,004	923,510	920,360
Other liabilities	923,529	926,931	909,772

Total non-current liabilities	1,847,533	1,850,441	1,830,132

Common stock	3,111	3,105	3,089
Additional paid-in capital	921,200	894,625	825,924
Income reinvested in the business	7,687,073	7,440,056	6,937,110
Common stock held in treasury	(1,203,696)	(260,682)	(1,648)
Accumulated other comprehensive income	135,619	133,049	109,811

Total stockholders' equity	7,543,307	8,210,153	7,874,286

	$11,397,973	$11,850,409	$11,193,321